For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. to Present at The Keefe, Bruyette & Woods Regional Bank Conference

Chicago, IL, February 22, 2007 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that the Company’s management is scheduled to deliver a presentation at The Keefe, Bruyette & Woods Regional Bank Conference in Boston, Massachusetts, on February 28, 2007 at 8:45 a.m. Eastern Time.

A live webcast of the presentation will be available at the following address: www.kbw.com/news/conferenceRegionalBank2007.html. Investors may also access the webcast of the presentation at the Company’s website at http://www.pvtb.com during the conference and for 60 days following the conference.

Listeners should go to the website at least 15 minutes before the event to download and install any necessary audio software. There is no charge to access the event.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Through a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s personal and commercial banking and wealth management needs. The Company, which had assets of $4.3 billion as of December 31, 2006, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.